AMENDED AND RESTATED INDEMNITY AGREEMENT

This Amended and Restated Indemnification Agreement (this “Agreement”), dated August 5, 2019, is entered into by and among Versus Capital Multi-Manager Real Estate Income Fund LLC, a Delaware limited liability company (the “Company”), and Versus Capital Advisors LLC, a Colorado limited liability company (the “Adviser”).

WHEREAS, certain holders of the Company’s shares of beneficial interest, par value $0.01 per share (“Shares”) may have certain rescission rights against the Company under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and may seek to assert such rights by making claims for rescission under Section 12(a) of the Securities Act; and

WHEREAS, the Company and the Adviser entered into an Indemnity Agreement dated May 22, 2019 (the “Original Agreement”); and

WHEREAS, the Company and the Adviser desire to amend and restate the Original Agreement in its entirety as set forth herein for the purposes of, and on the terms and conditions set forth in, this Agreement; and

WHEREAS, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Adviser desires to provide for indemnification of the Company as described in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.       Definitions.

a.       “Applicable Claims” means any claims presented to the Company by the Company’s existing or former shareholders based upon Section 12(a) of the Securities Act to exercise any potential rescission rights or to seek damages with regard to any Applicable Shares related to an actual or purported failure of the Company to file a post-effective amendment to its registration statement with a reference to the Company’s most recently available audited or unaudited financial statements in accordance with applicable law.

b.       “Applicable Periods” means the period beginning on August 1, 2013 and ending on October 18, 2018, and the period beginning February 16, 2019 and ending on June 10, 2019.

c.       “Applicable Shares” means any Shares purchased from the Company during the Applicable Periods.

2.        Indemnification.

a.       The Adviser hereby agrees, subject to applicable law and regulation, to indemnify and hold harmless the Company, against any and all loss, damage and expense incurred by the Company, including without limitation reasonable fees and expenses of counsel to the Company and counsel to the Independent Members of the Board and consultants (whether retained by the Company or the Independent Members of the Board), and other customary costs, fees and expenses incurred by the Company in connection with or arising out of the Applicable Claims or otherwise related to the sale of the Applicable Shares that are subject to Applicable Claims.

b.       Promptly after receipt by the Company of an Applicable Claim, and in no event later than five (5) days from receipt thereof, the Company shall notify the Adviser in writing of receipt thereof; provided that the omission so to notify the Adviser shall not relieve it from any liability which it may have to the Company hereunder, except to the extent that it has been prejudiced (through the forfeiture of substantive rights or defenses) by such failure. In case any such action shall be brought against the Company relating to an Applicable Claim it shall notify the Adviser of the commencement thereof, and the Adviser shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Company, and, after notice from the Adviser to the Company of its election so to assume the defense thereof, the Adviser shall not be liable to the Company for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Company, in connection with the defense thereof, other than reasonable legal expenses or other reasonable expenses incurred by the Company from counsel to the Independent Members of the Board and consultants. The Adviser shall not, without the written consent of the Company, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in which the Company is a party or a potential or threatened party.

c.       Subject to compliance with the applicable provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Adviser shall be permitted to satisfy its funding and indemnification obligations hereunder from time to time by delivering to the Company, at such account as the Company may designate, the amount described in Section 2(a) of this Agreement.

3.       Investment Management Agreement. Notwithstanding anything to the contrary contained in the Investment Management Agreement, dated as of August 26, 2011, between the Company and the Adviser (the “Investment Management Agreement”), the provisions of Section 9 of the Investment Management Agreement shall not apply to the obligations of the Adviser pursuant to this Agreement.

4.       Miscellaneous.

a.       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado applicable to contracts formed and to be performed and enforced entirely within the State of Colorado, without regard to the conflicts of laws principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction. To the extent that the applicable laws of the State of Colorado or any of the provisions herein conflict with the applicable provisions of the Investment Company Act, the latter shall control.

b.       Amendment and Waiver. This Agreement may not be modified, amended or supplemented except by a formal written instrument (and not by an email or series of emails) signed by each party hereto. No term or provision of this Agreement may be waived except by a formal written instrument signed (and not by an email or series of emails) by the party against whom such waiver is sought. Any party’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms of this Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by such party of any of its rights or privileges. A waiver or consent, express or implied, of or to any breach or default by any party in the performance by that party of its obligations with respect to this Agreement is not a waiver of or consent to any other breach or default in the performance by that party of the same or any other obligations of that party.

c.       Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Agreement may not be contradicted or supplemented by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten or oral agreements among the parties with respect to the subject matter hereof.

d.       Dispute Resolution. In the event of any litigation arising hereunder, each party agrees to submit to the exclusive jurisdiction of courts of the State of Colorado and of the United States located in the City of Denver. The parties waive any right to trial by jury in any action, proceeding or counterclaim, arising out of or relating to this Agreement. No party hereto shall seek or be liable for, in any form or amount, punitive, exemplary, consequential, indirect, special or incidental damages in connection with this Agreement or any action contemplated by or taken or omitted in connection herewith.

e.       Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first written above.

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

By:       /s/ William Fuhs

Name: William Fuhs

Title:  President & Chairman of the Board

VERSUS CAPITAL ADVISORS LLC

By:       /s/ Mark Quam

Name: Mark Quam

Title:  CEO

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